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                                                                    EXHIBIT 23.3

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related Prospectus of Apartment Investment and Management Company for the registration of up to 194,683 shares of Class A Common Stock and to the incorporation by reference therein of our report dated February 5, 2002, except for Note 28, as to which the date is March 19, 2002, with respect to the consolidated financial statements and schedule of Apartment Investment and Management Company included in its Annual Report on Form 10-K for the year ended December 31, 2001, filed with the Securities and Exchange Commission.





                                     /s/ ERNST & YOUNG LLP

Denver, Colorado
December 4, 2002